U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

________________________________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  December 21, 2012

SWORDFISH FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota	0-7475	41-0831186
(State of organization)	(Commission File Number)	(IRS Employer Identification No.)

909 Independence Parkway
Southlake, Texas  76092
(Address of principal executive offices including zip code)

817-845-6244
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report
142 Wembley Way
Rockwall, Texas, 75032
(Address of principal executive offices including zip code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) On December 21, 2012, by vote of majority shareholders, the Company voted to terminate the services of John Berner as sole director and officer of the company, positions he had been appointed to on December 17, 2012.

On December 21, 2012, by vote of majority shareholders, the Company appointed Clark Ortiz and Noel Trevino as members of the Company's board of directors effective December 21, 2012.  Mr. Ortiz and Mr. Trevino are to serve as directors of the Company until the next shareholder meeting.

On December 21, 2102, the board of directors appointed Clark Ortiz as the President and Chief Executive Officer of the Company.
Driven to Excellence and a rare bread as a Broadcast engineer with a proven record for business creation and restructuring, there is no big business opportunity which will escape Mr. Clark Ortiz.

Mr. Clark Ortiz, 27 years of broadcasting and cable business began at the age of 19 with the full build out, business management, team building and sale of his first TV station in San Juan, Puerto Rico, WUJA-TV 58.  Six months later he closed on his second broadcast station on the other side of the island.

Terrestrial TV stations, Cable systems and Satellite platforms, have been the driving force behind many of today’s Mega Media conglomerates.  Names such as FOX, United Paramount Network, Warner Brother Network, Univision or Telemundo have contracted Mr. Ortiz for his services from New broadcast launch, Broadcast Affiliations, New market awareness or negotiations for retransmission and deal structuring.

Mr. Ortiz has provided exceptional corporate leadership in all media business and developments for the past 27 years.  Honored with many prestigious awards for media by Broadcast and Cable Magazine as “Top 50 most influential minorities In Cable Television”.

There is an extremely short list of creative entrepreneur with the ability to develop International business relations and start ups.  Throughout the 90’s Mr. Ortiz brought family television to the cable communities throughout Latin America.  What was known as small mom and pop cable systems in surrounding areas of the capital of Guatemala, Panama or Argentina are now major cable operations.

His experience ranges from creative deal structuring to consolidations of corporate strengths.  As a consultant for many of the Top Cable companies Mr. Ortiz has structured the now famed Hispanic Channel Packages.

As a consultant engineer, Mr. Ortiz took a position on Samsung's think tank for the Smart TV technology.  Today, this has propelled him as a leader in the IPTV industry by utilizing OTT (Over-The-Top) technologies.  As founder of iPoint Television, LLC., he has created a full team of IPTV and Smart Technology developers.  iPoint has High end mobile application on the Apple, Android, Kindle and Windows app store.  But, applications are not his only scope of his horizon, iPoint is listed as network developer license for Smart Boxes such as Roku, Boxee Box, Western Digital and the Smart TVs from Samsung, LG and Sony.

A true IPTV developer, visionary and creative thinker, Mr. Ortiz has positioned his next media play with iPoint Television, LLC USA, Interactive Television, United Kingdom and iPoint Media Asia, LTD in India.  Once again, Mr. Ortiz is positioning himself for the next generation of entertainment and media distribution through expansion of Global Entertainment through IPTV.  Every home will have their smart devices connected to the internet for three main reasons, Media, Entertainment and Communication.

(b) On December 17, 2012, the Company received from each of Mike Alexander and Randy Moseley a letter of resignation as a director of the Company effective December 17, 2012.  The directors did not resign over any disagreements with the Company on any matter relating to the Company’s operations, polices or practices.   Copies of their resignation letters are attached to this Current Report on Form 8-K as exhibits.

On December 17, 2012, the Company received from each of Mike Alexander, President and Chief Executive Officer and Randy Moseley, Chief Financial Officer and Secretary a letter voluntarily resigning their respective officer positions with the Company.  The officers did not resign over any disagreements with the Company on any matter relating to the Company’s operations, polices or practices.  Copies of their resignation letters are attached to this Current Report on Form 8-K as exhibits.

Item 9.01	Financial Statements and Exhibits

 (c)  Exhibits

Exhibit No.	Description

99.1	Resignation Letter of Mike Alexander, Director
99.2	Resignation Letter of Mike Alexander, President and Chief Executive Officer
99.3	Resignation of Randy Moseley, Director
99.4	Resignation of Randy Moseley, Chief Financial Officer and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWORDFISH FINANICAL, INC.

Date: December 24, 2012	By:	/s/Clark Ortiz
Clark Ortiz, Chief Executive Officer, President